EXHIBIT 99.2
OSI Pharmaceuticals Announces Positive Results from a Phase IIa Clinical Trial with Its DPIV Inhibitor, PSN9301, Phase IIb Clinical Trial Scheduled to Begin in 2006
     MELVILLE, N.Y.—(BUSINESS WIRE)—Dec. 8, 2005—OSI Pharmaceuticals, Inc. (NASDAQ: OSIP) announced today that (OSI) Prosidion, its UK subsidiary focused on the discovery and development of diabetes and obesity therapeutics, reported positive preliminary results from a Phase IIa proof-of-concept and dose-range-finding study with its dipeptidyl peptidase-IV (DPIV) inhibitor, PSN9301. Following 14 days of therapy, PSN9301 substantially reduced glucose levels after an oral glucose tolerance test (OGTT) and was generally well tolerated with no episodes of hypoglycaemia. PSN9301 is scheduled to enter into Phase IIb clinical trials in mid-2006.
     “We believe that PSN9301 provides us with a differentiated and competitive agent in the DPIV inhibitor arena,” stated Anker Lundemose, M.D., Ph.D., President of (OSI) Prosidion. “PSN9301 demonstrated a significant improvement in glucose levels following OGTT, met a primary strategic goal of lowering glucose concentrations after meals and did not cause hypoglycaemia during 14 days of dosing. Its meal-related dosing makes it a potentially ideal candidate for combination with metformin, an anti-diabetes drug which primarily affects basal levels of blood glucose. In addition, an increased post-prandial glucose level is an independent risk factor for macrovascular disease in type 2 diabetic patients and PSN9301 is well positioned to address this.”
     The Phase IIa monotherapy study of PSN9301 was a randomized, double-blind, placebo-controlled, two-week in-clinic dosing and monitoring trial. The study explored four different dose levels and two different dosing regimens of PSN9301. Fifty one patients with type 2 diabetes that had been previously treated with diet or oral anti-diabetic agents were enrolled in two separate centers. Data from the study showed that the glucose area under the curve (AUC 0-2h) following an OGTT was significantly reduced by a range of 24% to 42% compared to placebo in the three highest dose groups, after 13 days of treatment. Mean twenty four hour blood glucose was also reduced by up to 13% in the highest dose groups compared to pre-treatment, but this did not reach statistical significance due to the relatively small numbers of patients in the study and the short duration of dosing. PSN9301 was generally well tolerated with no episodes of hypoglycaemia. Detailed results from the study will be submitted for presentation at an appropriate peer-reviewed diabetes meeting in 2006.
     About DP-IV
     The development of inhibitors of DPIV (an enzyme catalyzing the breakdown of the natural hormone glucagon-like peptide-1 (GLP-1)) has become a very competitive area in the type 2 diabetes field. GLP-1 is released following meals and plays an important role in the regulation of postprandial (post-meal) glucose levels by increasing the amount of insulin secreted in response to the meals. PSN9301, an oral, small molecule inhibitor of DPIV, has a fast onset of action and relatively short duration of action and is designed to be dosed with the main meals.

Dosing in this way will allow enhancement of GLP-1’s physiological role of limiting glucose increases in response to meals, whilst potentially reducing the risk of untoward effects from inappropriate increases in DPIV substrates other than GLP-1 between meals and overnight.
     (OSI) Prosidion acquired its DPIV technology platform, which includes PSN9301 and a portfolio of DPIV medical use patents, from Probiodrug AG of Germany in July 2004. The DPIV medical use patents include issued patents and pending patent applications with claims covering DPIV as a target for anti-diabetes therapy and the use of combinations of DPIV inhibitors with other anti-diabetes drugs such as metformin. A number of non-exclusive licenses to the patent estate have now been granted and (OSI) Prosidion expects to grant additional non-exclusive licenses in the future.
     About OSI Pharmaceuticals
     OSI Pharmaceuticals is committed to “shaping medicines and changing lives” by discovering, developing and commercializing high-quality and novel pharmaceutical products that extend life or improve the quality of life for patients with cancer, eye diseases and diabetes. The Company operates through three business teams, (OSI) Oncology, (OSI) Eyetech and (OSI) Prosidion. (OSI) Oncology is focused on developing molecular targeted therapies designed to change the paradigm of cancer care. (OSI) Eyetech specializes in the development and commercialization of novel therapeutics to treat diseases of the eye. (OSI) Prosidion is committed to the generation of novel, targeted therapies for the treatment of type 2 diabetes and obesity. OSI’s flagship product, Tarceva(R) (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients. OSI markets Tarceva through partnerships with Genentech, Inc. in the United States and with Roche throughout the rest of the world. Macugen(R) (pegaptanib sodium injection) is approved in the United States for the treatment of neovascular age-related macular degeneration. OSI commercializes Macugen in partnership with Pfizer Inc.
     (OSI) Prosidion is the diabetes and obesity business team within OSI Pharmaceuticals dedicated to the discovery and development of novel drugs for the treatment of type 2 diabetes and obesity. In addition to PSN9031, (OSI) Prosidion is developing additional product candidates including a glycogen phosphorylase inhibitor currently in a Phase I clinical trial and a glucokinase activator scheduled to enter a Phase I clinical trial in 2006.
     (OSI) Prosidion operates through OSI’s wholly-owned subsidiary, Prosidion Limited, in Oxford, UK.
     This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA review process and other governmental regulation, OSI’s and its collaborators’ abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.

CONTACT: OSI Pharmaceuticals, Inc.
Kathy Galante, 631-962-2000
or
Burns McClellan (Representing OSI)
Media:
Justin Jackson, 212-213-0006 ext. 327
Jason Farber, 212-213-0006 ext. 339
Investors:
Lisa Burns, 212-213-4281
SOURCE: OSI Pharmaceuticals, Inc.